EXHIBIT 99.1
August 26, 2005
Via Federal Express
Investor Name
Address
City State Zip
Re: Netpark @ Tampa Bay Refinance
Dear Investor:
With the current loan approaching its maturity date and Netpark @ Tampa Bay experiencing increased occupancy, Triple Net Properties, LLC believes now is the time to refinance the current loan. The proposed new floating rate loan, in combination with an interest rate swap agreement, will carry a FIXED rate of 6.70% for up to 2 years with a reduction to 6.45% based on additional leasing thereafter. The loan will be interest only for 3 years and will be due in 5 years including extensions. As disclosed in the original Private Placement Memorandum (PPM) the existing loan will come due next June of 2006. While the loan could be extended at additional cost, Triple Net believes that refinancing now is an opportunity that may not be available in the future. The proposed new loan can be prepaid at any time without a Prepayment penalty. This could potentially add to the value of the property when it is ultimately sold.
In selecting the new loan for Netpark, Triple Net also considered a fixed rate loan option. The floating rate option was selected based on our recent experience in selling large properties including one for more than $116,000,000. Triple Net has recently sold several large properties for more than $70 million each. In each case the buyers were attracted to the properties by the ability to place new loans that matched their specific goals and objectives. Another property on the market with debt that must be assumed has encountered resistance due to the requirement to assume the loan which is time consuming and usually more expensive than a new loan. Based on this recent experience Triple Net cannot stress strongly enough that a fixed rate loan that cannot be prepaid may present a significant road block to the successful sale of Netpark at the highest possible price.
Bank of America, following the recent merger with Fleet Bank, is the lender on both the new loan and the existing floating rate loan. The new loan of $44.7 million, less a $1.7 million holdback for future leasing costs, a net funding of $43.0 million, will provide significant excess funds to cover the cost of new leases to Humana and DirectoryM
1551 North Tustin Avenue, Suite 200 • Santa Ana, CA 92705
tel 714.667.8252 toll-free 887.888.REIT (7348) 714.836.5263 fax 714.667.6860 totaling approximately $3.3 million. The existing outstanding loan of $34,028,320 million will be paid off in connection with this refinance.
The key terms of the Bank of America loan are described in the attached Mortgage Application. Please review the terms in detail with your Advisor. If you have any questions or comments, please contact Steve Corea at (877) 888-7348 ext 238.
Time is of the essence to close the Bank of America loan on favorable terms. This new loan is required to close by the end of September 2005. Accordingly, we strongly encourage you to execute the enclosed Consent and return it to our office by fax (714) 918-9102 or overnight mail to the attention of Theresa Hutton in the Fed Ex envelope provided. As requested by Bank of America, please send a copy of your current Financial Statement and most recent Federal Tax Return to the attention of Theresa Hutton. If you hold title through a Trust, Corporation or Partnership please also send Theresa the appropriate Trust Agreement or formation documents.
Also, attached is a side by side comparison of the Cash Flow projections for years 3 – 5 of the Original Projection vs the Cash Flow projections with the new borrowing. This comparison indicates that the refinance may potentially increase the Cash on Cash Returns while also providing the certainty that comes from a FIXED rate loan due to the coupling of the proposed financing with an interest rate swap.
Thank you for your immediate attention to this matter.
Sincerely yours,
____________________________________
Stephen Corea, CCIM
SVP of Acquisitions
Netpark @ Tampa Bay Refinance — Investor Consent:
I hereby approve the proposed payoff of the currently outstanding loan with Fleet/Bank of America. I further approve the funding of a new loan in the amount of $44,700,000 by Fleet/Bank of America as further described in the enclosed loan application.
Approved:
Tenant in Common: NNN Netpark @ Tampa Bay ___, LLC
By: ____________________________________
Enclosure